Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is made and entered into by and between urban-gro, Inc. (“urban-gro”), a Delaware corporation, and J Brrothers LLC (“J Brothers”), Arizona limited liability company, in its individual capacity and as manager for Herb-a-More LLC (“Herb-a-More”), a New Jersey limited liability company, as of August 08 2025 (the “Effective Date”). Herb-a-More, J Brothers, and urban-gro are referred to individually as “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on June 12, 2023, Herb-a-More – through its manager for Nature’s Medicines – placed an order (Order No. SO 008549) for HVAC equipment manufactured by Trane U.S., Inc. (“Trane”) for a total amount of $652,717.05;

WHEREAS, Herb-a-More made the first payment of $326,358.53 (the “First Installment”) to urban-gro by wire transfer on June 29, 2023;

WHEREAS, Herb-a-More transferred the second payment of $326,358.52 (the “Second Installment”) to urban-gro on August 23, 2024;

WHEREAS, Herb-a-More received a default notice from its landlord, Walnut State Properties, LLC, informing it that Trane had filed a construction lien against the premises for failure to pay the Second Installment;

WHEREAS, neither Herb-a-More nor J Brothers was aware that the Second Installment had not been paid by urban-gro to Trane and sought recourse for nonpayment from urban-gro;

WHEREAS, with a view to resolving the matter, urban-gro proposed, and J Brothers was amenable to, a payment plan and other consideration in exchange for the Second Installment and direct payment by J Brothers to Trane of the Outstanding Amount; and

WHEREAS, the Parties agree that it is in their best interests to resolve any claims between them in connection with the Purchase Order.

NOW, THEREFORE, in consideration of the premises set out above and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.0 Recitals. The recitals set forth above form an integral and substantive part of this Settlement and Release Agreement and are incorporated herein.

1.1	Payment. In consideration for the release and discharge set forth below, urban-gro will pay J Brothers the following consideration (the “Settlement Payment”):

1.1.1	The aggregate amount of $395,556.00, subject to 12% annual interest, payable in eight (8) monthly installments as set forth in a promissory note substantially similar to that attached as Exhibit A hereto;

1.1.2	150,000 unregistered shares of common stock (the “Shares”) of urban-gro;

1.2	Other Consideration. In addition to the Settlement Payment, urban-gro undertakes the following (the “Other Consideration”)

1.2.1	to provide J Brothers or Herb-a-More, as the case may be, with a written acknowledgement of urban-gro’s responsibility for nonpayment of the Second Installment to Trane; and

1.2.2	to confirm within 24 hours of receipt of any payment by Nature’s Medicines or an affiliate intended for an end recipient such as the equipment manufacturer that such payment has been made to the intended end recipient.

The Parties agree and understand that the Settlement Payment and the Other Consideration (collectively, the “Settlement Consideration”) is the only consideration urban-gro will provide and J Brothers will receive from urban-gro in connection with the Purchase Order.

2.2	J Brothers agrees and understands that urban-gro is not obligated to pay the Settlement Consideration until J Brothers countersigns this Agreement and provides a current W-9 form.

3. Release and Discharge.

3.1	In exchange for the Settlement Consideration, J Brothers, for itself and its past, present, and future agents, shareholders, directors, officers, representatives, attorneys, employees, predecessors, successors, subrogees, trustees, administrators, insurers, and assigns, hereby releases and forever discharges urban-gro and all of its direct and indirect, parents, subsidiaries, affiliates, and all of its respective officers, directors, shareholders, members, agents, heirs, executors, partners, servants, representatives, attorneys, employees, predecessors, successors, subrogees, trustees, beneficiaries, administrators, and assigns of and from all liability, rights, claims, demands, damages, costs, expenses, actions, causes of action, suits of liability, and controversies of every kind and description whatsoever on account of, and in any manner relating to or arising out of the Purchase Order. This release is intended as a general, full, and complete release.

3.2 In consideration for the release discussed above, urban-gro forever releases and discharges J Brothers and its affiliates, members, shareholders, directors, officers, employees, attorneys, independent contractors, and agents from any and all claims and issues alleged, or that could have been alleged, in connection with the Purchase Order, including any claim for award of attorneys’ fees and costs. This release is intended as a general and complete release.

3.0 Tax Liability.

The Parties agree that they are responsible for their own tax liability and reporting obligations, if any, with respect to the Settlement Payment.

4.0 Confidentiality.

The Parties agree to keep confidential the terms and conditions of this Agreement, including the amount of the Settlement Payment. However, the Parties may discuss the Settlement Consideration with their attorneys, financial advisors, family members, as part of any regulatory or securities reporting requirements, and to any others who are required to know about the Settlement Payment and this Agreement.

5.0 Representation of Comprehension of Agreement.

By signing this Agreement, the Parties represent that they have, or could have, relied upon the advice of their own attorneys concerning the legal and tax consequences, if any, of this Agreement, that they have read the terms of this Agreement, and that they understand and voluntarily accept the terms of this Agreement.

6.0 Warranty of Capacity to Execute Agreement.

The Parties represent and warrant that no other person or entity has, or has had, any interest in the claims, demands, obligations, or other causes of action referred to in this Agreement, except as otherwise set forth herein, that they have the sole right and exclusive authority to execute this Agreement, and that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement.

7.0 Governing Law.

This Agreement shall be construed and interpreted under the laws of the State of Colorado, without regard to the principles of conflict of law thereof.

9.0 Entire Agreement.

This Agreement, together with any exhibits and other documents expressly referenced in this Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts, or understandings between the Parties.

10.0 Breach of Agreement.

If a Party breaches this Agreement, the non-breaching Party may bring a separate action to enforce this Agreement. The successful or prevailing party in any such action shall be entitled to recover actual attorneys’ fees and costs incurred in connection with that action or proceeding, in addition to any other relief to which the Party may be entitled.

11.0 Amendment, Modification, or Waiver.

The Parties agree that no amendment, modification, or waiver of this Agreement shall be valid or enforceable unless in writing and signed by the Parties to any such amendment, modification, or waiver.

12.0 Execution in Counterparts.

The Parties may execute this Agreement in one or more counterparts (including by electronic signature, PDF, DocuSign, or similar means), each of which may be executed by one of the Parties, with the same force and effect as though all the Parties had executed one Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Settlement and Release Agreement as of the date first written above.

J BRROTHERS LLC

/s/ Jigar Patel
By: Jigar Patel	Date Aug 07 2025
Title:Manager

URBAN-GRO, INC.

/s/ Bradley Nattrass
By: Bradley Nattrass	Date Aug 08 2025
Title: Chief Executive Officer

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